Exhibit 10.36

EMPLOYMENT AGREEMENT dated as of October 24, 2005 (as amended, modified or supplemented from time to time, this “Agreement”), among C. CHRISTIAN WINKLE (the “Executive”), MEDQUEST, INC., a Delaware corporation (the “Company”), and MQ ASSOCIATES, INC., a Delaware corporation and parent entity of the Company (the “Parent”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.              Employment.  The Company hereby employs the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth.

2.              Term of Employment.  Subject to earlier termination pursuant to the provisions of Section 6, the term of the Executive’s employment pursuant to this Agreement shall commence on and as of the date hereof (the “Effective Date”) and shall terminate on the fifth anniversary of the Effective Date, subject to automatic annual extensions for successive periods of one year each as of the fifth anniversary of the Effective Date and each anniversary thereafter, unless either party gives written notice of nonrenewal to the other at least 60 days before the term would otherwise terminate (such period, the “Employment Period”).

3.              Duties; Extent of Service.  During the Employment Period, the Executive (a) shall serve as the Chief Executive Officer of the Company and the Parent, reporting to the Board of Directors of the Company (the “Board of Directors”) and the Parent, as applicable, and (b) shall manage the Company’s and the Parent’s affairs, consistent with the Executive’s position as Chief Executive Officer, provided that, in all cases the Executive shall be subject to the oversight and supervision of the Board of Directors in the performance of his duties, (c) shall be nominated for election to the Board of Directors of each of the Company and the Parent, (d) upon the request of the Board of Directors, shall serve as an officer and/or director of any of the Company’s subsidiaries and/or other affiliates, and (e) shall render all services reasonably incident to the foregoing.  The Executive hereby accepts such employment, agrees to serve in the capacities indicated, and agrees to use the Executive’s best efforts in, and shall devote the Executive’s full working time, attention, skill and energies to, the advancement of the interests of the Company, the Parent and their subsidiaries and to the performance of the Executive’s duties and responsibilities hereunder.  Subject to Section 8.e, the Executive shall not during the Employment Period be engaged in any other business activity that, in the reasonable judgment of the Board of Directors, would conflict with the ability of the Executive to perform his duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

4.              Salary and Bonus.

a.            Base Salary.  During the Employment Period, the Company shall pay the Executive total base compensation at the rate of $500,000.00 per annum, subject to annual review by the Board of Directors for possible increases, but it shall not be reduced below its then current level prior to such review (as in effect from time to time, the “Base Salary”).  Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company’s usual practice for senior executive officers of the Company as in effect from time to time.

b.            Annual Bonus.  During the Employment Period, in addition to the Base Salary, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) from the Company, based upon the achievement of certain annual objectives (the “Bonus Objectives”) to be mutually agreed upon by the Executive and the Board of Directors and set forth in writing by the Company and provided to the Executive no later than 90 days after the beginning of the fiscal year for which the Annual Bonus is to be earned.  If 100% of the Bonus Objectives shall be satisfied by the Executive, such Annual Bonus shall be equal to at least 80% of the Base Salary (the “Target Annual Bonus”).  The Annual Bonus will be reduced or increased ratably if less than or more than 100%, as applicable, of such Bonus Objectives shall be satisfied by the Executive.  Notwithstanding the foregoing, the Annual Bonus for 2006 will be not less than 40% of the Base Salary.  The Annual Bonus calculated with respect to any fiscal year will be earned and accrued, to the extent the Bonus Objectives shall be achieved, if the Executive is an employee of the Company on the last day of such fiscal year.  The Annual Bonus for any fiscal year, if any, will be payable no later than 2-1/2 months following the last day of the relevant fiscal year.

c.            2005 Bonus.  The Executive shall be entitled to receive a one-time prorated 2005 bonus in the amount of $90,000, payable to the Executive no later than January 15, 2006, so long as the Executive is continually employed hereunder from the Effective Date through December 31, 2005.  No other bonus shall be payable to the Executive for any period prior to December 31, 2005.

d.            Stock Options.  As of the Effective Date, the Executive shall be entitled to receive from the Parent options (the “Options”) to purchase 6,500,000 shares of the Parent’s common stock, par value $0.001 per share (the “Common Stock”).  The Parent and the Executive shall execute definitive documentation with respect to the grant of the Options (the “Option Documents”) not later than sixty (60) days after the Effective Date (or such later date as the Parent and the Executive shall agree upon mutually acceptable Option Documents).  The Option Documents shall provide that the Options shall vest as follows: (a) 1/12 of the Options shall vest ratably on each of the dates that is six months, 12 months, 18 months, 24 months, 30 months and 36 months from and after the Effective Date (each of the foregoing six dates, a “Time Vesting Date”); and (b) 1/6 of the Options shall vest upon the Parent’s annual realization of certain “EBITDA” targets (to be defined and mutually agreed upon in the Option Documents), as shall be set forth in the Option Documents, as measured on each of December 31, 2006, December 31, 2007 and December 31, 2008; provided, that, in the event of any termination of the Executive without Cause or any resignation by the Executive for Good Reason, (i) the portion of the Options scheduled to so vest upon the Time Vesting Date next succeeding the date of termination or resignation shall vest on the date of such termination or resignation and (ii) the portion of the Options eligible for EBITDA-based vesting pursuant to the preceding clause (b) in the calendar year of such termination or resignation shall vest as of the date of such termination or resignation; provided, further, that all of the unvested Options shall vest upon the occurrence of a Sale of the Company (to be defined in the Option Documents as defined in the Stockholders’ Agreement, and to include any transaction that would be “Sale of the Company” if “MedQuest, Inc.” were substituted for “MQ Associates, Inc.” in such definition).  The Options shall be subject to the terms of the Parent’s 2003 Stock Option Plan.  The exercise price of the Options will be equal to $0.65 per share.

Except as set forth above, upon the termination of the Executive’s employment with the Company for any reason, any unvested Options will cease to vest on the date of such termination, and vested Options will be exercisable for variable periods depending on the reason for such termination, as will be set forth in further detail in the Option Documents; provided, however, that in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, or the Executive dies or becomes subject to a Disability during the Employment Period, the Executive (or his legal representative in the event of death or Disability) shall have not less than three months following the termination of the Employment Period to exercise the vested portion of the Options.  Except as set forth in the preceding sentence, the Options will have a term of 10 years.  The Option Documents shall provide that in connection with an exercise of Options upon, or in contemplation of, any Sale of the Company (as previously defined herein), the Executive shall be entitled to satisfy the amount of required tax withholding in cash, or at the Executive’s election, by the Executive electing to reduce the number of shares of Common Stock that he receives upon exercise of the Options by a number of shares of Common Stock with a value, to be determined based upon the implied price per share of Common Stock to be paid in connection with the Sale of the Company, equal to the amount of the required tax withholding.

Any shares of Common Stock received by the Executive upon exercise of the Options, and any other shares of capital stock of the Parent held at any time by the Executive, howsoever received, shall be subject to, and the Executive covenants and agrees to be bound by the terms of (including, without limitation, Sections 2.5 and 2.6 thereof), and to execute and deliver a joinder agreement with respect to, that certain Stockholders’ Agreement, dated as of August 15, 2002, as amended from time to time, among the Parent and the stockholders party thereto (the “Stockholders’ Agreement”), as modified, solely between the Parent and the Executive, by Section 4.e below, as a “Management Stockholder” thereunder.

e.            Certain Provisions Relating to the Stockholders’ Agreement.  Notwithstanding anything herein or in the Stockholders’ Agreement (including Section 6.1 thereof) to the contrary, the following modifications to the respective provisions of the Stockholders’ Agreement shall apply as between the Parent and the Executive only with respect to the Stockholders’ Agreement:

(i)               The Executive acknowledges and agrees that Section 2.5 of the Stockholders’ Agreement shall apply to the Executive and the Options from and after the Effective Date, with the Executive being a “Stockholder” and the Options being “Stockholder Shares,” (in each case as defined therein), and that the Executive shall not have any rights under Section 2.5(d) and Section 2.7 of the Stockholders’ Agreement;

(ii)              The following definition of “Fair Market Value” shall apply to the Executive (and any and all of the Executive’s Stockholder Shares (as defined in the Stockholders’ Agreement)):

                   “‘Fair Market Value’ shall mean, with respect to any Stockholder Share, as of any date of determination, an amount equal to the quotient obtained by dividing (i)(x) the product of (a) 7.0 and (b) TTM EBITDA less (y) the aggregate indebtedness for money borrowed, net of cash and cash equivalents, of MQ Associates, Inc. on a consolidated basis at the time of such determination, by (ii) the number of outstanding shares of capital stock of MQ Associates, Inc. determined on a fully-diluted basis after giving effect to the exercise or exchange of all Common Stock Equivalents;

(iii)             The repurchase rights of the Parent or its designee described in Section 2.6 of the Stockholders’ Agreement shall expire on the date that is 180 days after the termination of the Employment Period; provided, however, that (x) if such repurchase by the Parent on the date of such termination or the period of 180 days thereafter would result in a violation of, or a default under, any agreement governing any indebtedness for borrowed money of the Parent or any of its affiliates, then such 180 day period shall commence on the first day following the date on which such repurchase would not result in such a violation or default, and (y) if the repurchase shall occur on a date after the 180th day following the termination of the Employment Period because of the potential violations and/or defaults described in the foregoing subclause (x), then notwithstanding Section 2.6(a) of the Stockholders’ Agreement, Fair Market Value of the relevant Stockholder Shares shall be determined as of the last day of the calendar month ending on, or immediately before, the date of the consummation of the repurchase;

(iv)             From and after the Effective Date, Section 2.6 of the Stockholders’ Agreement shall not be amended in any manner that materially adversely affects the Executive’s rights thereunder without the Executive’s written consent;

(v)              The definition of “Cause” under the Stockholders’ Agreement shall be the definition of Cause set forth herein, solely as related to the Executive thereunder; and

(vi)             The parties hereto acknowledge that the Executive shall not be required to reimburse the Employer Parties for any expenses incurred by such Employer Parties under Section 2.6(e) of the Stockholders’ Agreement.

5.              Benefits.

a.            Effective from and after the first day of the month following the 30th day of the Employment Period, or such earlier date as may be permitted pursuant to the terms of the applicable plans or policies, and throughout the remainder of the Employment Period, the Executive shall be entitled to participate in any and all medical, dental, vision care, short and long term disability, life insurance, and accidental death and disability plans, retirement arrangements and automobile allowance programs as in effect from time to time for senior executive officers of the Company generally and approved by the Board of Directors.  Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

b.            During the Employment Period, to the extent permitted by law, the Executive shall be entitled to four (4) weeks paid vacation during each twelve (12) month period worked, commencing on the Effective Date; provided, however, that the Executive shall be entitled to accumulate not more than eight weeks of unused vacation for which the Executive shall be compensated if the Executive’s employment is terminated, unless such termination is for Cause, in which case no such compensation shall be paid.

c.            The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during the Employment Period in accordance with the Company’s practices for senior executive officers of the Company as in effect from time to time.

d.            Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Parent or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their affiliates as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

6.              Termination and Termination Benefits; Effect of Termination.  Notwithstanding the provisions of Sections 2 or 3, the Executive’s employment under this Agreement shall terminate under the following circumstances:

a.            Termination by the Company for Cause.  The Employment Period may be terminated by the Company for Cause without further liability on the part of the Company or any of its affiliates upon written notice to the Executive, such termination to be effective on the date specified in such notice.  “Cause” means (i) a failure by the Executive to observe policies of the Parent and its affiliates generally applicable to executives of the Parent and its affiliates that causes material harm to the Parent or its affiliates, or which continues after the Board of Directors notifies the Executive in writing of the failure, (ii) gross negligence or willful misconduct by the Executive in the performance of his duties, or failure by the Executive to follow the instructions of the Board of Directors, which failure shall not be cured by the Executive within ten days following written notice by the Company to the Executive of such failure, (iii) the commission by the Executive of any act of fraud, theft or financial dishonesty with respect to the Company, the Parent or any of its or their affiliates, (iv) the Executive’s indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty or (v) the material breach by the Executive of this Agreement (including, without limitation, the failure to perform his duties hereunder in accordance with Section 3 hereof other than absences due to illness, injury, vacations or holidays), or any other material agreement or contract between or among the Executive, the Company, the Parent or any of its or their affiliates, which breach (if susceptible to cure) is not cured by the Executive within ten days following written notice by the Company to the Executive of such breach.  Notwithstanding the foregoing, termination of the Employment Period shall not be deemed to be by the Company for Cause unless the Company provides written notice to the Executive not later than thirty (30) business days after the effective date of the termination of the Employment Period, which notice identifies the termination as for “Cause” and sets forth a reason or reasons therefor.

b.            Termination by the Executive.  The Employment Period may be terminated by the Executive by written notice to the Board of Directors without Good Reason at least 90 days prior to such termination and with Good Reason at least 7 days prior to such termination, such termination to be effective on the date specified in such notice.  “Good Reason” means the material breach by the Company of this Agreement (including without limitation, any demotion of the Executive, a material change in the Executive’s duties that is inconsistent with the terms of this Agreement, or a reduction in the Executive’s Base Salary or Target Annual Bonus opportunity), which material breach (if susceptible to cure) is not cured by the Company within ten days following the written notice by the Executive to the Company of such breach, it being agreed that the failure to pay any Annual Bonus with respect to any fiscal year pursuant to the last sentence of Section 4.b shall not constitute Good Reason hereunder so long as such Annual Bonus shall be paid no later than 20 days following the delivery of the opinion of the Parent’s accountants with respect to the audited consolidated financial statements of the Parent and its subsidiaries for such fiscal year.  In addition, any requirement that the Executive relocate his principal place of business to a location more than 50 miles from the Company’s headquarters as of the date hereof will be deemed to be a material breach of this Agreement by the Company and shall not require that the Executive so relocate to claim breach; provided, however, that if the Executive consents to such relocation, or actually relocates, the Executive may not thereafter claim it to be a material breach.

c.            Termination by the Company Without Cause.  The Employment Period under this Agreement may be terminated by the Company without further liability on the part of the Company or any of its affiliates without Cause upon written notice to the Executive, such termination to be effective as of the date of such notice.

d.            Certain Termination Benefits.  Unless otherwise specifically provided in this Agreement, all of the Company’s obligations under this Agreement shall terminate on the date of termination of the Employment Period.  Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Company by the Executive for Good Reason or by the Company without Cause (including a termination without Cause as contemplated by the last paragraph of Section 8.a), the Company shall provide to Executive the following termination benefits (“Termination Benefits”):

(i)            continuation of the Executive’s Base Salary at the rate then in effect pursuant to Section 4.a;

(ii)           an amount equal to the product of (A) that portion, expressed as a percentage, of the year-to-date Bonus Objectives realized by the Company as of the date of such termination and (B) the product of (x) the quotient obtained by dividing (I) the number of calendar days elapsed from the beginning of the respective calendar year to the date of such termination by (II) 365 and (y) the Target Annual Bonus with respect to the year of termination for which the Executive is eligible, which amount shall be paid to the Executive at the frequency and in the manner provided for payments pursuant to clause (i) above; provided, however, that in the event that such termination without Cause or for Good Reason shall be effective on the date of the consummation of a Sale of the Company (as defined in Section 4(d) hereof) or, within 180 days thereafter, such amount shall be payable on the effective date of such termination; and

(iii)          continuation of group health, dental, and disability plan benefits as described in Section 5.a of this Agreement, with the cost for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination.

The Termination Benefits set forth in clauses (i) and (iii) above shall continue, so long as the Executive is in compliance with the Executive’s continuing obligations under this Agreement, until twenty-four (24) months after the date of termination provided, however, that in the event that such termination without Cause or for Good Reason shall be effective on the date of the consummation of a Sale of the Company (as defined in Section 4(d) hereof) or, within 180 days thereafter, the Termination Benefits set forth in clause (i) shall be payable on the effective date of such termination.  The Company and the Executive agree that the Termination Benefits paid by the Company to the Executive under this Section 6.d shall be contingent upon the Executive’s delivery of a general release of any and all claims (other than those arising under this Section 6.d and Section 6.f) upon termination of employment in the form attached hereto as Exhibit A (with such changes as may be necessitated by any change in law after the date hereof to obtain the full benefits thereunder), it being understood that no Termination Benefits shall be provided unless and until the Executive executes and delivers such release and such release shall not be revoked.  Notwithstanding anything contained herein to the contrary, any payment required to be made pursuant to clause (ii) above that would result in a violation of, or a default under, any agreement governing any indebtedness for borrowed money of the Parent or any of its affiliates, shall not be made so long as such agreement would prohibit such payment or such payment would result in a violation or default thereunder; provided, however, that the Parent shall use its good faith efforts to negotiate with the lenders under any such agreement to permit the payment of such amounts as promptly as practicable.  Any such delay in making such payments shall not be deemed to be a violation of this Agreement.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Section 6 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

e.            Death or Disability.  The Executive’s employment and all obligations of the Company hereunder shall terminate upon the death or Disability of the Executive, other than the obligation to pay the greater of (A) the product of (x) the aggregate amount of the Annual Bonus the Executive received in the preceding calendar year and (y) that portion, expressed as a percentage, of the Bonus Objectives for the calendar year of termination realized by the Company as of the date of such termination and (B) the prorated bonus amount as calculated pursuant to Section 6.d(ii).  “Disability” means a condition under which the Executive is unable due to illness or injury to perform the essential functions of the Executive’s then existing position or positions under this Agreement for a continuous six-month period with reasonable accommodation, as determined in the sole discretion of the Board of Directors.

f.             Continuing Obligations.  Notwithstanding termination of the Employment Period or any other provision hereof, the Company shall remain obligated to pay (without duplication of any payment hereunder) all earned (to the date of such termination of the Employment Period) but unpaid Base Salary, the earned and accrued Annual Bonus for any completed fiscal year as of the date of termination of the Employment Period (to the extent the Bonus Objectives shall be achieved) as set forth in this Section 6, benefits, payments, or rights to which the Executive remains entitled after the termination of the Employment Period pursuant to the terms of any agreement, plan, program, or policy, the continuing right with respect to the Options as provided herein and under the terms of the Option Documents, and reimbursement for business expenses incurred to the date of termination of the Employment Period that are reimbursable in accordance with the terms of this Agreement.  Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of the Executive’s employment with the Company, the Executive’s obligations under Section 7 and Section 8 hereof shall survive any termination of the Executive’s employment with the Company at any time and for any reason.

g.            Effect of Termination.            Effective immediately upon termination of the Employment Period, regardless of reason, and without the necessity of any further action on the part of the Executive, the Company or any other person, the Executive’s service (i) on any and all boards of directors, boards of managers or similar governing bodies of any of the Parent and any of its subsidiaries, (ii) as an officer of the Parent and any of its subsidiaries and (iii) as an employee of the Parent and any of its subsidiaries shall, in each case, be terminated and the Executive shall be deemed to have resigned from any and all such positions then held by the Executive.

7.              Confidentiality; Proprietary Rights.

a.            In the course of performing services hereunder on behalf of the Parent, the Company (including all predecessors and successors of each of the Parent and the

Company) and its and their affiliates (the Parent and its subsidiaries collectively, the “Employer Parties”), the Executive from time to time will have access to Confidential Information (as defined below).  The Executive agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose the Confidential Information to any person (other than in the ordinary course of the regular business of the Employer Parties), and (c) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Employer Parties.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by any Employer Party or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of applicable Employer Party.  Upon the termination of the Employment Period for any reason and as and when otherwise requested by any Employer Party, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in the Executive’s possession or control shall be immediately returned to the Company.

b.            Except as provided in the Employment Agreement dated January 1, 2005 between the Executive and SavaSeniorCare LLC and the consulting agreement appended thereto (the “Sava Agreement”), the Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Employer Parties will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Employer Parties, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer Parties any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.  The Executive represents and warrants that he is not a party to any consulting or advisory agreement with any third party (including a previous employer) that would materially interfere with the Executive’s performance of his obligations and duties hereunder and the Executive shall advise and update the Board (including providing copies of notices, agreements and other relevant documentation) from time to time and as requested by the Board of any matters or developments relating to his relationship with any previous employer.

c.            During and after the Employment Period, the Executive shall reasonably cooperate with the Employer Parties in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any Employer Party or any of their respective affiliates that relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer Parties or any of their respective affiliates at mutually convenient times.  During and after the Employment Period, the Executive also shall reasonably cooperate with the Employer Parties in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7.c, and in the event the Executive’s performance of obligations under this Section 7.c requires more than 20 hours of the Executive’s time, the Company will pay the Executive an hourly rate of $450 per hour for his time, beginning only as of such 21st hour.

d.            The Executive recognizes that the Employer Parties and their respective affiliates possess a proprietary interest in all of the information described in Section 7.a and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Company and the Executive in writing.  The Executive expressly agrees that any products, inventions, or discoveries made by the Executive or the Executive’s agents or affiliates in the course of the Executive’s employment, including any of the foregoing that is based on or arises out of the information described in Section 7.a, shall be the property of and inure to the exclusive benefit of the Company.  The Executive further agrees that any and all products, inventions, or discoveries developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Employer Parties or any of their respective affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

e.            During the Employment Period, the Executive will offer or otherwise make known or available to the Company, as directed by the Board of Directors and without additional compensation or consideration, any business prospects, contracts or other business opportunities that the Executive may discover, find, develop or otherwise have available to the Executive in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company (or other appropriate Employer Party, as applicable).

f.             The Executive acknowledges that the provisions of this Section 7 and the following Section 8 are an integral part of the Executive’s employment arrangements with the Company.

g.            For purposes of this Agreement, the term “Confidential Information” shall mean: information belonging to any Employer Party that is of value to any Employer Party or with respect to which any Employer Party has rights in the course of conducting its respective business and the disclosure of which could result in a competitive or other disadvantage to any Employer Party.  Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of any Employer Party.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which any Employer Party has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7.a.

8.              Non-Competition; Non-Solicitation; Other Boards.

a.            The Executive acknowledges that, in the course of his employment with the Company and/or its affiliates and their predecessors, he will become familiar with the Company’s and its affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its affiliates and their respective predecessors and that his services will be of special, unique and extraordinary value to the Company and its affiliates.  Therefore, the Executive agrees that, during the Employment Period and for two (2) years thereafter (the “Non-Compete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the Business of the Company or its affiliates within any Restricted Territory.  “Business” means the management and/or operation of outpatient diagnostic imaging centers.  “Restricted Territory” means the states and/or other territories set forth on Schedule I; provided, that, not less than annually, the Company and the Executive shall update Schedule I to (i) add to Schedule I any states or other territories in which the Company or its affiliates is then conducting its Business and (ii) delete from Schedule I any states or other territories in which the Company or its affiliates is no longer conducting its Business; provided, further, that, in the event that the Company and the Executive fail to agree on any such update, the then-existing Schedule I (as may have been previously amended) shall govern.

Notwithstanding the foregoing, if the Executive’s employment is terminated as a result of a scheduled expiration of the Employment Period or a nonrenewal as provided in Section 2, the Executive shall not be bound by the non-competition and non-solicitation restrictions in this Section 8, except to the extent that the Company notifies the Executive in writing on or prior to the date of such scheduled expiration or nonrenewal that the Company has elected to treat such scheduled expiration or nonrenewal as a Termination without Cause.

b.            Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation.

c.            During the Non-Compete Period, the Executive shall not directly, or indirectly through another person or entity, (i) induce or attempt to induce any employee of any Employer Party to leave the employ of such Employer Party, or in any way interfere with the relationship between such Employer Party, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of any Employer Party until six (6) months after such individual’s employment relationship with such Employer Party has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of any Employer Party to cease doing business with such Employer Party, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and such Employer Party, on the other hand.

d.            The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Employer Parties, but he nevertheless believes that he will receive sufficient consideration and other benefits as an employee of the Company and the Parent and as otherwise provided hereunder to clearly justify such restrictions (including any restrictions imposed in the future by any amendment to Schedule I mutually agreed upon by the Company and the Executive) which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.  The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory (including as such territory as may hereafter be amended by mutual agreement of the Company and the Executive) and do not confer a benefit upon any Employer Party disproportionate to the detriment of the Executive.

e.            During the Employment Period, upon receipt of the prior written permission of the Board of Directors, the Executive may also serve as a director of additional companies that are not affiliates of the Company (“Other Companies”) so long as (i) such board service does not interfere with the performance of the Executive’s duties hereunder and (ii) such Other Companies are not engaged in competition with the Company or any of its affiliates.  Notwithstanding the foregoing, the Executive shall not perform or provide any further consulting or other services, or make or allow to be made any additional commitment of the Executive’s time, to any Other Company.

9.              Non-Disparagement.  From the Effective Date through the date that is the third anniversary of the date of the termination of the Employment Period, the Executive agrees that he will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board of Directors, that disparages any Employer Party or is likely in any way to harm the business or the reputation of any Employer Party, or any of their respective former, present, or future directors, officers, stockholders, or employees.

10.            Certain Restrictions on Transfers; Fees in Connection with Certain Sales of Common Stock.

a.            If the Parent at any time shall register an offering and sale of shares of Common Stock under the Securities Act of 1933, as amended (or any successor statute thereto) (the “Securities Act”), in an underwritten offering (i) pursuant to an initial public offering or (ii) pursuant to any other registration under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), if requested by the managing underwriter(s) and provided that the directors and officers of the Parent are so restricted, the Executive shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any capital stock of the Parent (other than (A) any shares of Common Stock held by, or issuable to, the Executive that are included in such registration or (B) a

Permitted Transfer (as defined in the Stockholders’ Agreement)) without the prior written consent of the Parent for a period as shall be determined by the managing underwriters, which period cannot begin more than seven (7) days prior to the effectiveness of such registration statement and cannot last more than ninety (90) days (180 days in the case of the Parent’s or the Company’s initial public offering) after the effective date of such registration statement.

b.            The Company shall indemnify and hold the Executive harmless from and against that portion, if any, of the expenses allocated to the Executive pursuant to Section 2.5(c)(iv) of the Stockholders’ Agreement in connection with an Approved Sale (as defined in the Stockholders’ Agreement) in excess of the actual proceeds received by the Executive in connection with such Approved Sale.

11.            Parties in Interest; Certain Remedies.  It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly and indirectly, on the Parent, the Company and their direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by the Executive will result in irreparable injury to the Parent, the Company and their subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Parent, the Company or their subsidiaries and affiliates shall be entitled to enforce the specific performance of this Agreement by the Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

12.            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or by nationally recognized overnight courier (providing proof of delivery) or mailed by certified or registered mail (return receipt requested) as follows:

To the Company or the Parent:

MedQuest, Inc.

4300 North Point Parkway

Alpharetta, GA 30022

Fax: (770) 734-9652

Attention: Board of Directors

with a copy to:

MedQuest, Inc.

4300 North Point Parkway

Alpharetta, GA 30022

Fax: (678) 992-7538

Attention: General Counsel

with a further copy to:

O’Melveny and Myers LLP

7 Times Square

New York, New York 10036

Fax: (212) 408-2420

Attention: Ilan S. Nissan

To Executive:

c/o MedQuest, Inc.

4300 North Point Parkway

Alpharetta, GA 30022

Fax: (770) 734-9652,

or to such other address or fax number of which any party may notify the other parties as provided above.  Notices shall be effective as of the date of such delivery, mailing or fax.

13.            Scope of Agreement.  The parties acknowledge that the time, scope, geographic area (including as such geographic area may be amended pursuant to Section 8) and other provisions of Section 8 hereof have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby.  The Executive has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by the Parent, the Company and their subsidiaries and affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

14.            Severability.  In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  The existence of any claim or cause of action that the Executive may have against the Parent, the Company or any of their subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

15.            No Amendment of Certain Indemnification Provisions.  The Employer Parties shall not amend or modify their respective certificates of incorporation to reduce the breadth of indemnification available thereunder for directors of the Employer Parties from that in effect as of the date hereof.  If an Employer Party shall enter into indemnification agreements with its directors or officers providing indemnification related to their positions as directors or officers, as applicable, the Executive shall be entitled to enter into the same indemnification agreement as the Employer Party shall enter into with such other directors or officers, as applicable.

16.            Miscellaneous.  This Agreement shall be governed by and construed under the laws of the State of Georgia, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto.  The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.  This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Employer Parties by way of merger, consolidation or sale and may not be assigned by the Executive.  This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof.  For purposes of this Agreement, the term “person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental authority (or any department, agency or political subdivision thereof); a “subsidiary” of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.  In the event of a breach by the Executive of the provisions of this Agreement, each of the Parent or the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time held by any Employer Party on behalf of the Executive and all indebtedness or obligations at any time owing by any of the Parent or the Company to the Executive against any and all of the obligations of the Executive now or hereafter existing, with the exception of any equity ownership interest of the Executive in the Parent, which shall not be offset in any manner.

17.            Arbitration.  Except with respect to matters as to which injunctive relief may be sought pursuant to Section 11 hereof, all disputes relating to the Executive’s employment by the Company or the Parent or pursuant to this Agreement shall be submitted to arbitration in Atlanta, Georgia and shall be subject to the commercial arbitration rules of the American Arbitration Association then in effect.  Each of the Company, the Parent and the Executive shall bear its or his own costs and expenses related to such arbitration; provided, that, notwithstanding the foregoing, the Company shall pay that portion of the Executive’s reasonable expenses relating to such dispute equal to the percentage of claims, based on dollar amounts (out of the aggregate of such claims adjudicated) (if at all) under which the Executive shall have prevailed in the arbitration, as finally determined by the arbitrator, who shall specifically be asked to render a decision on such point.

18.            Parachute Payment. Notwithstanding any other provision of this Agreement or any other agreement, if the aggregate payments and benefits payable to the Executive under this Agreement and under any other plan, program, arrangement, or agreement of the Parent or an affiliate would result in a “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code), then the payments and benefits under this Agreement, or any other agreement, arrangement, program or plan will be reduced to the minimum extent necessary to cause no such parachute payment to occur, but such reduction will be made only if the aggregate payments and benefits as so reduced would result in the Executive retaining a larger after-tax (taking into account all income, employment and excise taxes applicable to the Executive) amount than if no such reduction were made.  If such reduction is to be made, the Executive shall select which payments and benefits will be reduced.

*       *        *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

COMPANY:

MEDQUEST, INC.

By:	/S/ Donald C. Tomasso
Name: Donald C. Tomasso
Title: Interim Chairman and CEO

PARENT:

MQ ASSOCIATES, INC.

By:	/S/ Donald C. Tomasso
Name: Donald C. Tomasso
Title: Interim Chairman and CEO

EXECUTIVE:

/S/ C. Christian Winkle
C. Christian Winkle

[Signature page to Employment Agmnt]

Schedule I

Restricted Territory

1.	Georgia
2.	North Carolina
3.	South Carolina
4.	Arizona
5.	Florida
6.	Missouri
7.	Alabama
8.	Tennessee
9.	Virginia
10.	Texas
11.	Wisconsin
12.	New Mexico
13.	Illinois

Exhibit A

Form of General Release

In consideration of the payments and benefits set forth in your Employment Agreement dated as of October 24, 2005 (as may be amended from time to time, the “Employment Agreement”) with each of MQ ASSOCIATES, INC. and MEDQUEST, INC. (collectively, the “Companies”), you voluntarily, knowingly and willingly release and forever discharge the Companies, their subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever that you now have or in the future may have against them solely arising from, or relating to, your relationship with the Companies.  This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Companies or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Family Medical Leave Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, all as amended, Georgia state law and any other federal, state or local law.  This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, 401(k) plan benefits, stock benefits or any other employee benefits (unless expressly provided to be payable after the date hereof pursuant to the Employment Agreement), or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sex, national origin, mental or physical disability, military status, harassment or any other basis prohibited by law.

By signing and returning this General Release, you acknowledge that you:

(a)  have had at least twenty-one (21) days to review and consider its terms;

(b)  have carefully read and fully understand the terms of this General Release;

(c)  are entering into this General Release voluntarily and knowing that you are releasing claims that you have or may have against the Company, including any claims under the Age Discrimination in Employment Act;

(d) have had a reasonable opportunity to seek advice from an attorney of your choosing prior to signing this General Release;

(e) release all claims that arise up to and including the date of execution of this General Release in return for the consideration specified in the Employment Agreement, to which you otherwise would not have been entitled; and

(f) have been advised to consult an attorney before executing this General Release.

You further represent that you have not filed against the Companies or any of the other Releasees any complaints, charges or lawsuits with any governmental agency or any court prior to the date of this General Release.

You understand that you may revoke this General Release in writing by so notifying the General Counsel of MQ Associates, Inc., in writing, at MedQuest, Inc., 4300 North Point Parkway, Alpharetta, GA 30022 (fax: (678) 992-7538) within seven (7) days of executing this General Release.  You understand that if you revoke this General Release you will not be entitled to any benefits as set forth in Section 6.d of your Employment Agreement.

Read, Accepted and Agreed to:

C. Christian Winkle

Dated: